Exhibit 99.1

FOR IMMEDIATE RELEASE

ENER1 COMPLETES $32 MILLION EQUITY PLACEMENT

ADDITIONAL $43 MILLION POSSIBLE WITHIN 180 DAYS

FORT LAUDERDALE, FL – November 20, 2007 — Ener1, Inc. (OTCBB: ENEI), an alternative energy company, today announced completion of a $32 million common equity private placement with a group of six major financial institutions and an alternative energy investment trust.

The company sold 64 million shares of common stock and issued warrants to purchase 57.6 million shares of common stock at an exercise price of $0.75 per share. The warrants can be exercised for a period of 180 days following the closing. If exercised, the short-term warrants will provide an additional $43 million, for a total of $75 million of equity capital at an average price of $0.62 per share.

“This vote of confidence from some of the largest financial investors in the world solidifies our balance sheet and puts Ener1 in the game to compete for contracts with the biggest players in the automotive market,” commented company chairman Charles Gassenheimer. “In particular, this makes our EnerDel battery division more competitive to win major new hybrid, plug-in hybrid and electric vehicle (HEV, PHEV and EV) contracts.”

EnerDel will demonstrate a hybrid electric vehicle with a working EnerDel Lithium ion battery at the International Electric Vehicle Symposium and Exposition (EVS-23) December 2-5 in Anaheim, California (visit http://www.electricdrive.org/evs23/). EnerDel is also scheduled to deliver a prototype electric vehicle battery to Think Global of Norway in March 2008 under a $70 million production contract.

Transaction proceeds will be used to fund the continued development and commercialization of Ener1’s alternative energy generation and energy storage businesses. The company may also use the proceeds of any warrant exercises to purchase some or all of the remaining senior secured convertible debentures, potentially eliminating up to 40 million shares of dilution.

“We believe that this transaction resolves any uncertainty about our future financing activity,” commented Mr. Gassenheimer. “We have now positioned Ener1 to list on a major stock exchange and we will have normal access to the capital markets in the future.”

As a follow up to the chairman’s letter to shareholders last week, Ener1 is on track to present a balance sheet with positive shareholders’ equity. On a pro forma basis, shareholders’ equity would be a positive $38 million if the warrants were exercised; the shareholders’ deficit was $(75) million in January 2006 when the current management team took over.

Stonegate Securities acted as the placement agent for the transaction.

About Ener1, Inc.
Ener1, Inc. (OTCBB: ENEI) is an alternative energy technology company that is developing: 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary through corporate ventures and strategic partnerships with Delphi, ITOCHU and EnerStruct; 2) commercial fuel cell products through its EnerFuel subsidiary; and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: the Company’s ability to achieve the milestones upon which the funding from its controlling shareholder is conditioned; EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; Ener1’s history of operating losses; EnerFuel’s ability to complete the development of and sell the surveillance camera; the lack of operating history for the development stage Ener1 businesses; the need for additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com